   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 9, 1997

                                                     REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                        CABLEVISION SYSTEMS CORPORATION
             (Exact name of registrant as specified in its charter)

                           DELAWARE                                                       11-2776686
               (State or other jurisdiction of                                          (IRS employer
                incorporation or organization)                                      identification number)

                              ONE MEDIA CROSSWAYS
                            WOODBURY, NEW YORK 11797
                                 (516) 364-8450
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         ------------------------------

                                ROBERT S. LEMLE
            EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                              ONE MEDIA CROSSWAYS
                            WOODBURY, NEW YORK 11797
                                 (516) 364-8450
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                WITH COPIES TO:

               JOHN P. MEAD                              JONATHAN JEWETT
           Sullivan & Cromwell                         Shearman & Sterling
             125 Broad Street                          599 Lexington Avenue
         New York, New York 10004                    New York, New York 10022

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective as determined in light of market conditions.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /______

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /______

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                            PROPOSED         PROPOSED MAXIMUM
             TITLE OF EACH CLASS OF                    AMOUNT TO        MAXIMUM OFFERING        AGGREGATE            AMOUNT OF
           SECURITIES TO BE REGISTERED              BE REGISTERED(1)   PRICE PER UNIT(2)    OFFERING PRICE(2)     REGISTRATION FEE
Debt Securities..................................    $1,000,000,000           100%          $1,000,000,000(3)         $303,031

(1) In United States dollars or the equivalent thereof in any other currency, currency unit or units, or composite currency or currencies.

(2) Estimated for the sole purpose of computing the registration fee in accordance with Rule 457(o).

(3) Such amount represents the principal amount of any Debt Securities issued at their principal amount or the issue price rather than the principal amount of any Debt Securities issued at an original issue discount.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 9, 1997

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                                     [LOGO]
                        CABLEVISION SYSTEMS CORPORATION
                                DEBT SECURITIES

    Cablevision Systems Corporation ("Cablevision") may from time to time offer, together or separately, its debt securities (the "Debt Securities"), which may be either senior debt securities (the "Senior Debt Securities") or subordinated debt securities (the "Subordinated Debt Securities"), in amounts, at prices and terms to be determined at the time of offering.

    The Debt Securities offered pursuant to this Prospectus may be issued in one or more series or issuances and will be limited to $1,000,000,000 aggregate principal amount (or its equivalent (based on the applicable exchange rate at the time of sale) in one or more foreign currencies, currency units or composite currencies as shall be designated by the Company). Certain specific terms of the particular Debt Securities in respect of which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement (the "Prospectus Supplement"), including, where applicable, the specific title, aggregate principal amount, the denomination, whether such Debt Securities are secured or unsecured obligations, maturity, premium, if any, the interest rate (which may be fixed, floating or adjustable), the time and method of calculating payment of interest, if any, the place or places where principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, the currency in which principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, any terms of redemption at the option of the Company or the holder, any sinking fund provisions, the initial public offering price and other special terms. If so specified in the applicable Prospectus Supplement, Debt Securities of a series may be issued in whole or in part in the form of one or more temporary or permanent global securities.

    Unless otherwise specified in a Prospectus Supplement, the Senior Debt Securities, when issued, will be unsecured and will rank equally with all other unsecured and unsubordinated indebtedness of Cablevision. The Subordinated Debt Securities, when issued, will be subordinated in right of payment to all Senior Indebtedness of Cablevision.

    The Prospectus Supplement will contain information concerning U.S. federal income tax considerations, if applicable to the Debt Securities offered.

    INVESTMENT IN THE DEBT SECURITIES INVOLVES SIGNIFICANT RISKS, INCLUDING THOSE DISCUSSED UNDER RISK FACTORS BEGINNING ON PAGE 5 OF THIS PROSPECTUS, WHICH SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS.
                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

    The Debt Securities will be sold directly, through agents, underwriters or dealers as designated from time to time, or through a combination of such methods. If agents of the Company or any dealers or underwriters are involved in the sale of the Debt Securities in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable commissions or discounts will be set forth in or may be calculated from the Prospectus Supplement with respect to such Debt Securities.

                  The date of this Prospectus is       , 1997.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices: Seven World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and are also available on the Commission's worldwide web site at http://www.sec.gov. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information also may be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Company hereby incorporates by reference into this Prospectus the following documents or information filed with the Commission:

        (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as amended by the Company's Form 10-K/A for the fiscal year ended December 31, 1996 (collectively, the "Form 10-K");

        (b) the Company's Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 1997 and June 30, 1997 (the "Form 10-Qs");

        (c) the Company's Current Reports on Form 8-K filed February 18, 1997, March 12, 1997, April 18, 1997, June 10, 1997, July 10, 1997, August 30,
    1997 and September 9, 1997; and

        (d) all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this Prospectus and prior to the termination of the offering made hereby.

    Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purpose of this Prospectus to the extent that a subsequent statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the information incorporated herein by reference other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such information). The Company's principal executive offices are located at One Media Crossways, Woodbury, New York 11797, and its telephone number is (516) 364-8450. Requests for such copies should be directed to the Secretary of the Company at its executive offices.
                            ------------------------

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE DEBT SECURITIES. SUCH TRANSACTIONS MAY INCLUDE OVER-ALLOTMENT, STABILIZING, THE PURCHASE OF DEBT SECURITIES TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION".

    As used herein, unless the context otherwise requires, the term "Company" refers to Cablevision Systems Corporation and its subsidiaries. The term "Consolidated Financial Statements" refers to the Company's Consolidated Financial Statements and the notes thereto incorporated by reference from the Form 10-K and the term "Management's Discussion and Analysis" refers to the Management's Discussion and Analysis of Financial Condition and Results of Operations incorporated by reference from the Form 10-K or the Form 10-Qs, as applicable.
                            ------------------------

    This Prospectus contains or incorporates by reference statements that constitute forward looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward looking statements are not guarantees of future performance or results and involve risks and uncertainties and that actual results or developments may differ materially from the forward looking statements as a result of various factors. Factors that may cause such differences to occur include but are not limited to (i) the level of growth in the Company's revenues, (ii) subscriber demand, competition, the cost of programming and industry conditions, (iii) whether expenses of the Company continue to increase or increase at a rate faster than expected, (iv) whether any unconsummated transactions are consummated on the terms and at the times set forth (if at all), (v) new competitors entering the Company's franchise areas and (vi) other risks and uncertainties inherent in the cable television business. See "Risk Factors".

                                  THE COMPANY

    The Company is one of the largest operators of cable television systems in the United States, with approximately 2,889,000 subscribers in 19 states as of June 30, 1997, based on the number of basic subscribers in systems which are currently majority owned and managed by the Company (after giving effect to the closing of the A-R Cable Transaction, as described in the Company's Form 10-Q for the quarter ended June 30, 1997). The Company also has ownership interests in companies that produce and distribute national and regional programming services and provide advertising sales services for the cable television industry and in Madison Square Garden, L.P. ("MSG"), a sports entertainment company.

CABLE TELEVISION

    The cable television systems that are currently majority owned and managed by the Company (the "Company's cable television systems") served approximately 2,889,000 subscribers in 19 states as of June 30, 1997 (after giving effect to the closing of the A-R Cable Transaction, as described in the Company's Form 10-Q for the quarter ended June 30, 1997). The Company's cable television systems have generally been characterized by relatively high revenues per subscriber ($38.19 for June 1997) and a high ratio of premium service units to basic subscribers (1.4:1 for June 1997). In calculating revenue per subscriber, the Company includes only recurring service revenues and excludes installation charges and certain other revenues such as advertising, pay-per-view and home shopping revenues.

    The cable television operations in the Company's Restricted Group of subsidiaries (the "Restricted Group") served approximately 1,937,000 subscribers as of June 30, 1997, primarily in and around metropolitan New York City (including in the boroughs of Brooklyn and The Bronx, on Long Island, in Fairfield County, Connecticut, in New Jersey and in Westchester County, New
York) and in and around Boston, Massachusetts. The revenue per subscriber and ratio of premium service units to basic subscribers for cable television systems in the Restricted Group for June 1997 were $41.51 and 1.6:1, respectively.

    The cable television operations currently in the Company's Unrestricted Group ("Unrestricted Cable") served approximately 952,000 subscribers as of June 30, 1997 in Ohio and 15 other states. The revenue per subscriber and ratio of premium service units to basic subscribers for Unrestricted Cable for June 1997 were $31.47 and 1.1:1, respectively.

PROGRAMMING AND ENTERTAINMENT SERVICES

    The Company conducts its programming and entertainment activities through Rainbow Media, its 75% owned subsidiary and a member of the Unrestricted Group, and through subsidiaries of Rainbow Media in partnership with certain unaffiliated entities, including Liberty Media Corporation. The remaining 25% interest in Rainbow Media is owned by NBC Cable Holdings, Inc., a subsidiary of National Broadcasting Company, Inc. ("NBC"). Rainbow Media's businesses include MSG, seven regional SportsChannel networks, five national entertainment networks (American Movie Classics ("AMC"), Bravo, MuchMusic, Romance Classics and the Independent Film Channel ("IFC")), Rainbow News 12 (regional news networks serving suburban areas surrounding New York City) and the sports network of Prime SportsChannel Networks ("Prime Network"). MSG is a sports entertainment company that owns and operates the Madison Square Garden arena and the adjoining Theater at MSG, the New York Knickerbockers professional basketball team, the New York Rangers professional hockey team, the Madison Square Garden Network and SportsChannel Associates ("SportsChannel New York"). MSG and Rainbow Media's SportsChannel networks provide regional sports programming to the New York, New England, Chicago, Cincinnati, Cleveland, San Francisco and Florida areas. AMC is a national entertainment network featuring classic, unedited and non-colorized films from the 1930s through the 1970s. Bravo is a national entertainment network offering international films and performing arts programs, including jazz, dance, classical music, opera and theatrical programs. Romance Classics is a national entertainment network featuring classic, unedited and non-colorized films with romantic themes from the 1930s through the 1970s. MuchMusic is a music network featuring a diverse mix of new and established musical artists. IFC is a national entertainment network that airs independent films made outside the traditional Hollywood system. See "Business--Programming Operations--General" in the Form 10-K.

ADVERTISING SERVICES

    Rainbow Advertising sells advertising time to national, regional and local advertisers on behalf of the Company's cable television systems and the SportsChannel and Rainbow News 12 programming networks, as well as on behalf of unaffiliated cable television systems. Under the agreement with Fox Sports Net, LLC ("Fox Sports") described in the Company's Form 8-K filed July 5, 1997, Rainbow Media would contribute the national advertising assets of Rainbow Advertising relating to its SportsChannel programming networks to a new 50/50 partnership with Fox Sports to be named National Advertising Partners.

                                  RISK FACTORS

    Purchase of the Debt Securities offered hereby involves various risks, including the following principal factors, which, together with the other matters set forth herein, in any Prospectus Supplement or incorporated by reference herein, should be carefully considered by prospective investors.

    SUBSTANTIAL INDEBTEDNESS AND HIGH DEGREE OF LEVERAGE. The Company has incurred substantial indebtedness and issued substantial amounts of mandatorily redeemable preferred stock, primarily to finance acquisitions and expansion of its operations, to refinance outstanding indebtedness and, to a lesser extent, for investments in and advances to affiliates. The Company's consolidated debt plus the Company's 11 3/4% Series H Redeemable Exchangeable Preferred Stock and 11 1/8% Series M Redeemable Exchangeable Preferred Stock aggregated approximately $5.6 billion at June 30, 1997. See Note 4 of Notes to the Consolidated Financial Statements. As a result of the Company's high level of indebtedness and the significant amount of redeemable preferred stock, the Company has significant cash requirements to service indebtedness and to pay dividends and redemption amounts on redeemable preferred stock, increasing the Company's vulnerability to adverse developments in its business and adverse economic and industry conditions.

    NET LOSSES AND STOCKHOLDERS' DEFICIENCY. The Company reported net losses applicable to common stockholders for the six months ended June 30, 1997 and 1996 of $240.7 million and $218.6 million, respectively, and for the years ended December 31, 1996, 1995 and 1994 of $459.9 million, $337.7 million and $321.5 million, respectively. At June 30, 1997, the Company had a stockholders' deficiency of $2.6 billion. The net losses primarily reflect high levels of interest expense and depreciation and amortization charges relating to the depreciation of assets obtained through, and debt incurred to finance, acquisitions. Interest expense and depreciation and amortization charges remained at a high level throughout 1994, 1995 and 1996 and will continue at high levels throughout 1997 and future years as a result of previously completed, pending and future acquisitions, expected capital expenditures and additional investments in the Company's programming operations. The Company expects to continue incurring substantial losses for at least the next several years. See "Management's Discussion and Analysis--Liquidity and Capital Resources".

    POSSIBLE NONCOMPLETION OF CERTAIN TRANSACTIONS. There can be no assurances that the Company's pending transactions referred to in the Company's Form 8-Ks filed June 10, 1997, July 10, 1997 and September 9, 1997 and in the Company's Form 10-Q for the fiscal quarter ended June 30, 1997 will be consummated in a timely manner or at all.

    POSSIBLE SEPARATION OF RAINBOW MEDIA FROM THE COMPANY. If the pending transactions with Tele-Communications, Inc. ("TCI") described in the Company's Form 8-K dated June 10, 1997 are consummated, Cablevision, the issuer of the Debt Securities, will be a wholly-owned subsidiary of CSC Parent Corporation ("CSC Parent"), the indirect subsidiaries of TCI contributed in such transactions (the "TCI Contributed Entities") will be held as separate direct subsidiaries of CSC Parent and Rainbow Media will continue to be a 75%-owned subsidiary of Cablevision (with NBC owning the remaining 25% interest). The Contribution and Merger Agreement with TCI permits the Company under certain circumstances to restructure these holdings so that Rainbow Media becomes a separate subsidiary of CSC Parent (and would no longer be a subsidiary of Cablevision) and the TCI Contributed Entities become subsidiaries of Cablevision. Following such transactions, the residual equity value of Rainbow Media would no longer support the ability to pay interest and principal on the Debt Securities and other debt.

    NEED FOR ADDITIONAL FINANCING. The Company's business requires substantial investment on a continuing basis to finance capital expenditures and related expenses for, among other things, upgrade of the Company's cable plant, the offering of new services and the further participation in existing services, the funding of costs of cable programming services prior to their becoming cash-flow positive, and the servicing, repayment or refinancing of its indebtedness and mandatorily redeemable preferred stock. The

Company will require significant additional financing, through debt and/or equity issuances, to meet its capital expenditure plans and to pay the principal of and interest on its debt and to pay dividends and make redemption payments on its preferred stock. The Company also intends to incur additional costs to facilitate the startup of such adjunct businesses as high speed data service, digital video service and residential telephony. Depending upon the timing and scope of the rollout of these businesses, the Company may require additional capital. Depending on the scope of the Company's participation in the PCS and DBS ventures, additional capital may also be required for these businesses. In addition, the Company may require additional capital if it elects to pay cash to
(i) acquire ITT Corporation's remaining interest in MSG following an exercise by ITT Corporation of its put rights or by the Company of its call rights or (ii) make the Cablevision of NYC Payment (as defined herein) to Charles F. Dolan due under the Cablevision of NYC Agreements (as defined herein). There can be no assurance that the Company will be able to issue additional debt or obtain additional equity capital on satisfactory terms, or at all, to meet its future financing needs. See "Management's Discussion and Analysis--Liquidity and Capital Resources".

    FUTURE CAPITAL EXPENDITURES AND COMMITMENTS. The Company intends to make substantial capital expenditures, including major system upgrades, with respect to its cable television systems over the next several years. In addition, the Company, through Rainbow Media and its subsidiaries, has entered into numerous contracts relating to cable television programming, including rights agreements with professional and other sports teams. These contracts typically require substantial payments over extended periods of time. See Note 11 of Notes to the Consolidated Financial Statements for a discussion of commitments.

    The Company has a commitment to fund annual payments to Charles F. Dolan related to Cablevision of NYC. See "Business--Consolidated Cable
Affiliates--Cablevision of New York City" and "Business-- Programming Operations" in the Form 10-K and "Management's Discussion and
Analysis--Liquidity and Capital Resources".

    INTANGIBLE ASSETS. The Company had total assets at June 30, 1997 of $4.6 billion, of which $2.4 billion were intangible assets, consisting of franchises, affiliation agreements, excess cost over fair value of net assets acquired and deferred financing, acquisition and other costs. It is possible that no cash would be recoverable from the voluntary or involuntary sale of these intangible assets.

    VOTING CONTROL BY MAJORITY STOCKHOLDERS; DISPARATE VOTING RIGHTS. As of June 30, 1997, Charles F. Dolan beneficially owned and possessed sole voting power with respect to 10,805 shares or 0.1% of the Company's outstanding Class A common stock (the "Class A Common Stock") and 4,859,281 shares or 43.7% of the Company's outstanding Class B common stock (the "Class B Common Stock" and, collectively with the Class A Common Stock, the "Common Stock"). In addition, as of June 30, 1997, an aggregate of 1,240,000 shares or 11.2% of the outstanding Class B Common Stock were held by a Grantor Retained Annuity Trust (the "GRA Trust") established by Mr. Dolan for estate planning purposes. Mr. Dolan may be deemed to have beneficial ownership of the shares of Class B Common Stock held by the GRA Trust due to his right to reacquire the Class B Common Stock held by the GRA Trust by substituting other property of equivalent value, but, until such event, the GRA Trust, through its co-trustees (who are Mr. Dolan and his spouse) has the power to vote and dispose of the shares of Class B Common Stock held by it. As a result of his beneficial ownership of the shares held by the GRA Trust, as of June 30, 1997, Mr. Dolan beneficially owned 10,805 shares or 0.1% of the Company's outstanding Class A Common Stock and 6,099,281 shares or 54.9% of the Company's outstanding Class B Common Stock. On a combined basis, these shares represented 24.6% of the total number of shares of both classes of Common Stock and 48.8% of the total voting power of the Common Stock. Other trusts established by Mr. Dolan for the benefit of certain Dolan family members, and as to which Mr. Dolan disclaims beneficial ownership, owned, as of June 30, 1997, an additional 40,000 shares of Class A Common Stock or 0.3% of the Class A Common Stock and 5,019,928 shares of the Class B Common Stock or 45.1% of the Class B Common Stock and 40.2% of the total voting power of all classes of the Common Stock. As a result of this stock ownership, Dolan family members have the power to elect all the directors subject to election by holders of the Class B Common Stock, which directors constitute 75% of the entire Board of Directors of the Company. Moreover, because holders of Class B Common Stock are entitled to ten votes per share while holders of Class A Common Stock are entitled to one vote per share, Dolan family members may control stockholder decisions on matters in which holders of Class A and Class B Common Stock vote together as a class. These matters include the amendment of certain provisions of the Company's certificate of incorporation (the "Certificate of Incorporation") and the approval of fundamental corporate transactions, including mergers. In addition, because the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Class B Common Stock, voting separately as a class, is required to approve (i) the authorization or issuance of any additional shares of Class B Common Stock and (ii) any amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation which adversely affects the powers, preferences or rights of the Class B Common Stock, Dolan family members also have the power to prevent such issuance or amendment. The voting rights of the Class B Common Stock beneficially owned by the Dolan family members will not be modified as a result of any transfer of legal or beneficial ownership thereof. If the pending transactions with TCI are consummated, the Common Stock of the Dolan family members will be converted into shares of common stock of CSC Parent and the Dolan family members will continue to maintain the voting rights set forth above, including the voting rights resulting from the ownership of a majority of the total voting power of CSC Parent's common stock.

    RESTRICTIVE COVENANTS. The Company's principal bank credit facility (the "Credit Agreement") and certain of the Company's other debt instruments contain various financial and operating covenants which, among other things, require the maintenance of certain financial ratios and restrict the Company's ability to borrow funds from other sources and to utilize funds for various purposes, including investments in certain subsidiaries. Violation of the covenants in the Credit Agreement or in the indentures governing the Company's publicly-issued debentures and notes could result in a default under the Credit Agreement which would permit the bank lenders thereunder (i) to restrict the Company's ability to borrow undrawn funds under the Credit Agreement and (ii) to accelerate the maturity of borrowings thereunder. See "Management's Discussion and Analysis--Liquidity and Capital Resources".

    RISKS RELATED TO REGULATION. The Company's cable television operations may be adversely affected by government regulation, the impact of competitive forces and technological changes. In 1992, Congress enacted the 1992 Cable Act, which represented a significant change in the regulatory framework under which cable television systems operate. In 1993 and 1994, the Federal Communications Commission ("FCC") ordered reductions in cable television rates. In 1995, a Federal appeals court upheld the material aspects of the FCC's rate regulation scheme. Congress subsequently enacted legislation (the "Telecommunications Act of 1996") that relaxes the regulation of cable television rates; however, the most significant rate regulation relaxation affecting the Company will not occur until after March 31, 1999. See "Business-- Cable Television Operations--Competition" and "Business--Cable Television Operations--Regulation" in the Form 10-K.

    RISK OF COMPETITION. Cable operators compete with a variety of distribution systems, including broadcast television stations, DBS, multichannel multipoint distribution services ("MMDS"), satellite master antenna systems ("SMATV") and private home dish earth stations. For example, four DBS systems are now operational in the United States, some with investment by companies with substantial resources such as Hughes Electronics Corp., AT&T Corp. and News Corporation. The 1992 Cable Act prohibits a cable programmer that is owned by or affiliated with a cable operator (such as Rainbow Media) from unreasonably discriminating among or between cable operators and other multichannel video distribution systems with respect to the price, terms and conditions of sale or distribution of the programmer's service and from unreasonably refusing to sell service to any multichannel video programming distributor. Cable systems also compete with the entities that make videotaped movies and programs available for home rental. The 1992 Cable Act regulates the ownership by cable operators of MMDS and SMATV. Under the

Telecommunications Act of 1996, the cross-ownership provisions do not apply to any cable operator in a franchise area in which a cable operator faces competition from video programming distributors meeting certain statutory requirements. The Telecommunications Act of 1996 gives telephone companies and other video providers the option of providing video programming to subscribers through "open video systems" ("OVS"), a wired video delivery system similar to a cable television system that would not require a local cable franchise. Several OVS operators have sought to enter New York City, Boston and Westchester County, New York. Additional video competition to cable systems is possible from new wireless local multipoint distribution services ("LMDS") authorized by the FCC, for which spectrum will be auctioned by the FCC in late 1997.

    COMPETITION FROM TELEPHONE COMPANIES. The 1984 Cable Act barred co-ownership of telephone companies and cable television systems operating in the same service areas. The Telecommunications Act of 1996 repeals this restriction and permits a telephone company to provide video programming directly to subscribers in its telephone service territory, subject to certain regulatory requirements, but generally prohibits a telephone company from acquiring an in-region cable operator, except in certain small markets under certain circumstances. Telephone companies (Ameritech Corp. in Ohio and Southern New England Telephone Co. in Connecticut) have obtained or applied for local franchises to construct and operate cable television systems in several communities in which the Company currently holds cable franchises, and in certain locations have commenced offering service. Neither the 1984 Cable Act nor the 1992 Cable Act bars a telephone company from acquiring cable systems outside its telephone service area. Several Regional Bell operating companies have purchased or made investments in such cable systems. See "Business--Cable Television Operations--Regulation" in the Form 10-K.

    RISK OF NON-EXCLUSIVE FRANCHISES AND FRANCHISE RENEWALS. The Company's cable television systems are operated primarily under non-exclusive franchise agreements with local government franchising authorities, in some cases with the approval of state cable television authorities. The Company's business is dependent on its ability to obtain and renew its franchises. Although the Company has never lost a franchise as a result of a failure to obtain a renewal, its franchises are subject to non-renewal or termination under certain circumstances. In certain cases, franchises have not been renewed at expiration and the Company operates under either temporary operating agreements or without a license while negotiating renewal terms with the franchising authorities. See "Business--Cable Television Operations-- Franchises" in the Form 10-K.

                                USE OF PROCEEDS

    Except as may otherwise be set forth in the applicable Prospectus Supplement, the net proceeds from the sale of the Debt Securities will be added to the Company's general funds and used for general corporate purposes, including the repayment of indebtedness.

            DEFICIENCY OF EARNINGS AVAILABLE TO COVER FIXED CHARGES

    As set forth below, the Company has a deficiency of earnings available to cover fixed charges for each of 1996, 1995, 1994, 1993 and 1992 and for the six months ended June 30, 1997 on an historical basis.

                                             SIX MONTHS                        YEAR ENDED DECEMBER 31,
                                                ENDED      ---------------------------------------------------------------
                                            JUNE 30, 1997     1996         1995         1994         1993         1992
                                            -------------  -----------  -----------  -----------  -----------  -----------
                                                                        (DOLLARS IN THOUSANDS)
Deficiency of earnings available to cover
  fixed charges...........................   $  (167,966)  $  (332,079) $  (317,458) $  (315,151) $  (246,782) $  (250,503)

                         DESCRIPTION OF DEBT SECURITIES

    The Debt Securities may be issued from time to time in one or more series. The particular terms of each series of Debt Securities offered by any Prospectus Supplement or Prospectus Supplements will be described therein. The Senior Debt Securities will be issued under an Indenture (the "Senior Indenture"), between the Company and The Bank of New York (the "Senior Trustee") prior to the issuance of the Senior Debt Securities. The Subordinated Debt Securities will be issued under an Indenture (the "Subordinated Indenture"), between the Company and The Bank of New York (the "Subordinated Trustee") prior to the issuance of the Subordinated Debt Securities. The Senior Indenture and the Subordinated Indenture are referred to herein individually as an "Indenture" and collectively as the "Indentures", and the Senior Trustee and the Subordinated Trustee are referred to herein individually as a "Trustee" and collectively as the "Trustees". A copy of each Indenture is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Indentures are subject to and are governed by the Trust Indenture Act of 1939, as amended.

    The Debt Securities offered pursuant to this Prospectus will be limited to $1,000,000,000 aggregate principal amount (or (i) its equivalent (based on the applicable exchange rate at the time of sale), if Debt Securities are issued with principal amounts denominated in one or more foreign currencies or currency units as shall be designated by the Company, or (ii) such greater amount, if Debt Securities are issued at an original issue discount, as shall result in aggregate proceeds of $1,000,000,000 to the Company). The statements herein relating to the Debt Securities and the Indentures are summaries and are subject to the detailed provisions of the Indentures. Where no distinction is made between the Senior Debt Securities and the Subordinated Debt Securities or between the Senior Indenture and the Subordinated Indenture, such summaries refer to any Debt Securities and either Indenture. The following summaries of certain provisions of the Indentures do not purport to be complete, and where reference is made to particular provisions of the Indentures, such provisions, including the definitions of certain terms, are incorporated by reference as a part of such summaries or terms, which are qualified in their entirety by such reference. The definitions of certain capitalized terms used in the following summary are set forth below under "Certain Definitions".

GENERAL

    The Debt Securities may be secured or general unsecured obligations of the Company. The Indentures do not limit the aggregate amount of Debt Securities which may be issued thereunder, and Debt Securities may be issued thereunder from time to time in separate series up to the aggregate amount from time to time authorized by the Company for each series. Unless otherwise specified in the Prospectus Supplement, the Senior Debt Securities when issued will be unsubordinated obligations of the Company and will rank equally and ratably with all other unsubordinated indebtedness of the Company. The Subordinated Debt Securities when issued will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness (as defined) of the Company as described under "Subordination of Subordinated Debt Securities" and in the Prospectus Supplement applicable to an offering of Subordinated Debt Securities.

    The applicable Prospectus Supplement or Prospectus Supplements will describe the following terms of the series of Debt Securities in respect of which this Prospectus is being delivered: (1) the title and ranking of such Debt Securities; (2) any limit on the aggregate principal amount of such Debt Securities; (3) the person to whom any interest on any Debt Security of the series shall be payable if other than the person in whose name the Debt Security is registered on the regular record date; (4) the date or dates on which such Debt Securities will mature; (5) the rate or rates of interest, if any, or the method of calculation thereof, which such Debt Securities will bear, the date or dates from which any such interest will accrue, the interest payment dates on which any such interest on such Debt Securities will be payable and the regular record date for any interest payable on any interest payment date; (6) the place or places where the principal of, premium, if any, and interest on such Debt Securities will be payable; (7) the period or periods within which, the events upon the occurrence of which, and the price or prices at which, such Debt Securities may, pursuant to any optional or mandatory provisions, be redeemed or purchased, in whole or in part, by the Company and any terms and conditions relevant thereto; (8) the obligations of the Company, if any, to redeem or repurchase such Debt Securities at the option of the Holders; (9) the denominations in which any such Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (10) any index or formula used to determine the amount of payments of principal of and any premium and interest on such Debt Securities; (11) the currency, currencies or currency unit or units of payment of principal of and any premium and interest on such Debt Securities if other than U.S. dollars;
(12) if the principal of, or premium, if any, or interest on such Debt Securities is to be payable, at the election of the Company or a holder thereof, in one or more currencies or currency units other than that or those in which such Debt Securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and any premium and interest on Debt Securities of such series as to which such election is made shall be payable, and the periods within which and the terms and conditions upon which such election is to be made; (13) if other than the principal amount thereof, the portion of the principal amount of such Debt Securities of the series which will be payable upon acceleration of the maturity thereof; (14) if the principal amount of any Debt Securities which will be payable at the maturity thereof will not be determinable as of any date prior to such maturity, the amount which will be deemed to be the outstanding principal amount of such Debt Securities; (15) the applicability of any provisions described under "Defeasance"; (16) whether any of such Debt Securities are to be issuable in permanent global form ("Global Security") and, if so, the terms and conditions, if any, upon which interests in such Securities in global form may be exchanged, in whole or in part, for the individual Debt Securities represented thereby; (17) the applicability of any provisions described under "Event of Default" and any additional Event of Default applicable thereto; (18) any deletions from, modifications of or additions to the covenants applicable to such Debt Securities; (19) whether such Debt Securities are secured; and (20) any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture.

    Debt Securities may be issued at a discount from their principal amount. United States Federal income tax considerations and other special considerations applicable to any such original issue discount Debt Securities will be described in the applicable Prospectus Supplement.

    If the purchase price of any of the Debt Securities is denominated in a foreign currency or currencies or a foreign currency unit or units or if the principal of and any premium and interest on any series of Debt Securities is payable in a foreign currency or currencies or a foreign currency unit or units, the restrictions, elections, general tax considerations, specific terms and other information with respect to such issue of Debt Securities will be set forth in the applicable Prospectus Supplement.

    Since the Company is primarily a holding company, the rights of the Company, and hence the right of creditors of the Company (including the Holders of Debt Securities), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of any such subsidiary, including trade creditors, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized.

    The Indentures do not contain any provisions that limit the ability of the Company to incur indebtedness or that afford Holders of the Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company, other than as described below under "Certain Covenants of the Company--Covenants Applicable to All Debt Securities--Limitation on Indebtedness".

FORM, EXCHANGE, REGISTRATION, CONVERSION, TRANSFER AND PAYMENT

    Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof. Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal, premium, if any, and interest on the Debt Securities will be payable, and the exchange, conversion and transfer of Debt

Securities will be registerable, at the office or agency of the Company maintained for such purposes and at any other office or agency maintained for such purpose. No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

    All monies paid by the Company to a Paying Agent for the payment of principal of and any premium or interest on any Debt Security which remain unclaimed for two years after such principal, premium or interest has become due and payable may be repaid to the Company and thereafter the Holder of such Debt Security may look only to the Company for payment thereof.

BOOK-ENTRY DEBT SECURITIES

    The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a Depositary ("Depositary") or its nominee identified in the applicable Prospectus Supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denomination equal to the portion of the aggregate principal amount of Outstanding Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in registered form, a Global Security may not be registered for transfer or exchange except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any nominee to a successor Depositary or a nominee of such successor Depositary and except in the circumstances described in the applicable Prospectus Supplement.

    The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the applicable Prospectus Supplement. The Company expects that the following provisions will apply to depositary arrangements.

    Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities which are to be represented by a Global Security to be deposited with or on behalf of a Depositary will be represented by a Global Security registered in the name of such Depositary or its nominee. Upon the issuance of such Global Security, and the deposit of such Global Security with or on behalf of the Depositary for such Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters or agents of such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interest in such Global Security will be limited to participants or Persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by Persons that hold through participants will be shown on, and the transfer of such ownership interests within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such Global Securities.

    Debt Securities will be issued in fully registered, certificated form ("Definitive Securities") to holders or their nominees, rather than to the Depositary or its nominee, only if (i) the Depositary advises the applicable Trustee in writing that the Depositary is no longer willing or able to discharge properly its responsibilities as depository with respect to such Debt Securities and it is unable to locate a qualified successor, (ii) the Company, at its option, elects to terminate the book-entry system or (iii) after the occurrence of an Event of Default with respect to such Debt Securities, a holder of Debt Securities advises the applicable Trustee in writing that it wishes to receive a Definitive Security.

    Upon the occurrence of any event described in the immediately preceding paragraph, the applicable Trustee will be required to notify all applicable holders through the Depositary and its Participants of the availability of Definitive Securities. Upon surrender by the Depositary of the definitive certificates representing the corresponding Debt Securities and receipt of instructions for re-registration, the applicable Trustee will reissue such Debt Securities as Definitive Securities to such holders.

    So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Securities represented by such Global Security for all purposes under the applicable Indenture. Unless otherwise specified in the applicable Prospectus Supplement, owners of beneficial interests in such Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in certificated form and will not be considered the holders thereof for any purposes under the applicable Indenture. (Sections 204 and 305) Accordingly, each Person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a Holder under the applicable Indenture. The Company understands that under existing industry practices, if the Company requests any action of Holders or an owner of a beneficial interest in such Global Security desires to give any notice or take any action a Holder is entitled to give or take under the applicable Indenture, the Depositary would authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

    Principal of and any premium and interest on a Global Security will be payable in the manner described in the applicable Prospectus Supplement.

CERTAIN DEFINITIONS

    Unless otherwise specified in the applicable Prospectus Supplement, the following definitions are applicable to the Indenture relating to the Debt Securities being offered pursuant to such Prospectus Supplement. Reference is made to the applicable Indenture for the full definition of all such terms.

    "ACQUIRED INDEBTEDNESS" means Indebtedness of a Person (a) existing at the time such Person is merged with or into the Company or a subsidiary of the Company or becomes a subsidiary of the Company or (b) assumed in connection with the acquisition of assets from such Person.

    "AFFILIATE" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, control when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

    "ANNUALIZED OPERATING CASH FLOW" means, for any period of three complete consecutive calendar months, an amount equal to Operating Cash Flow for such period multiplied by four.

    "AVERAGE LIFE" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (ii) the sum of all such principal payments.

    "BANKS" means the lenders from time to time under the Credit Agreement.

    "CAPITALIZED LEASE OBLIGATION" means any obligation of a person to pay rent or other amounts under a lease with respect to any property (whether real, personal or mixed) acquired or leased by such Person and used in its business that is required to be accounted for as a liability on the balance sheet of such Person in accordance with U.S. generally accepted accounting principles ("GAAP") and the amount of such Capitalized Lease Obligation shall be the amount so required to be accounted for as a liability.

    "CASH FLOW RATIO" means, as at any date, the ratio of (i) the sum of the aggregate outstanding principal amount of all Indebtedness of the Company and the Restricted Subsidiaries determined on a consolidated basis but excluding all Interest Swap Obligations entered into by the Company or any Restricted Subsidiary and one of the Banks outstanding on such date plus (but without duplication of Indebtedness supported by Letters of Credit) the aggregate undrawn face amount of all Letters of Credit outstanding on such date to (ii) Annualized Operating Cash Flow determined as at the last day of the most recent month for which financial information is available.

    "CONSOLIDATED NET TANGIBLE ASSETS" of any Person means, as of any date, (a) all amounts that would be shown as assets on a consolidated balance sheet of such Person and its Restricted Subsidiaries prepared in accordance with GAAP, less (b) the amount thereof constituting goodwill and other intangible assets as calculated in accordance with GAAP.

    "CUMULATIVE CASH FLOW CREDIT" means the sum of:

        (a) cumulative Operating Cash Flow during the period commencing on July 1, 1988 and ending on the last day of the most recent month preceding the date of the proposed Restricted Payment for which financial information is available or, if cumulative Operating Cash Flow for such period is negative, minus the amount by which cumulative Operating Cash Flow is less than zero, plus

        (b) the aggregate net proceeds received by the Company from the issuance or sale (other than to a Restricted Subsidiary) of its capital stock (other than Disqualified Stock) on or after January 1, 1992, plus

        (c) the aggregate net proceeds received by the Company from the issuance or sale (other than to a Restricted Subsidiary) of its capital stock (other than Disqualified Stock) on or after January 1, 1992, upon the conversion of, or exchange for, Indebtedness of the Company or any Restricted Subsidiary or from the exercise of any options, warrants or other rights to acquire capital stock of the Company.

For purposes of this definition, the net proceeds in property other than cash received by the Company as contemplated by clauses (b) and (c) above shall be valued at the fair market value of such property (as determined by the Board of Directors of the Company, whose good faith determination shall be conclusive) at the date of receipt by the Company.

    "CUMULATIVE INTEREST EXPENSE" means, for the period commencing on July 1, 1988 and ending on the last day of the most recent month preceding the proposed Restricted Payment for which financial information is available, the aggregate of the interest expense of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, including interest expense attributable to Capitalized Lease Obligations.

    "DEBT" with respect to any Person means, without duplication, any liability, whether or not contingent, (i) in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements with respect thereto), but excluding reimbursement obligations under any surety bond, (ii) representing the balance deferred and unpaid of the purchase price of any property (including pursuant to Capitalized Lease Obligations), except any such balance that constitutes a trade payable,
(iii) under Interest Swap Agreements (as defined in the Credit Agreement) entered into pursuant to the Credit Agreement, (iv) under any other agreement related to the fixing of interest rates on any Indebtedness, such as an interest swap, cap or collar agreement (if and to the extent any of the foregoing would appear as a liability upon a balance sheet of such Person prepared on a consolidated basis in accordance with GAAP) or (v) guarantees of items of other Persons which would be included within this definition for such other Persons (whether or not the guarantee would appear on such balance sheet). "Debt" does not include (i) Disqualified Stock, (ii) any liability for federal, state, local or other taxes owed or owing by such Person or (iii) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities).

    "DISQUALIFIED STOCK" means, with respect to any series of Debt Securities, any capital stock of the Company or any Restricted Subsidiary which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the maturity date of such series of Debt Securities.

    "INDEBTEDNESS" with respect to any Person, means the Debt of such Person; PROVIDED, HOWEVER, that, with respect to the Company, the "Minimum Payment" or the "Preferred Payment" (each, a "Cablevision of NYC Payment"), as defined in and pursuant to the Purchase and Reorganization Agreement (the "Cablevision of NYC Agreement"), dated as of December 20, 1991, between the Company and Charles
F. Dolan, as amended as of March 28, 1992 and as further amended from time to time, payable by a subsidiary of the Company and guaranteed by the Company as a result of the acquisition of Cablevision of NYC (the "Cablevision of NYC Acquisition") shall not be deemed to be "Indebtedness" so long as the Company and such subsidiary are permitted to make such Cablevision of NYC Payment in one or more classes of the Company's capital stock (other than Disqualified Stock) pursuant to the terms of the Cablevision of NYC Agreement and the Company and the Restricted Subsidiaries are prohibited from making such Cablevision of NYC Payment in cash, debt securities, Disqualified Stock or any combination thereof, pursuant to the terms of any mortgage, indenture, credit agreement or other instrument that secures or evidences Indebtedness for money borrowed or guaranteed by the Company or a Restricted Subsidiary in an aggregate amount of $10,000,000 or more; PROVIDED that, for purposes of the definition of "Indebtedness" (including the term "Debt" to the extent incorporated in such definition) and for purposes of the definition of "Event of Default", the term "guarantee" shall not be interpreted to extend to a guarantee under which recourse is limited to the capital stock of an entity that is not a Restricted Subsidiary.

    "INTEREST SWAP OBLIGATIONS" means, with respect to any Person, the obligations of such Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount.

    "INVESTMENT" means any advance, loan, account receivable (other than an account receivable arising in the ordinary course of business), or other extension of credit (excluding, however, accrued and unpaid interest in respect of any advance, loan or other extension of credit) or any capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others, or otherwise), any purchase or ownership of any stock, bonds, notes, debentures or other securities (including, without limitation, any interests in any partnership, joint venture or joint adventure) of, or any bank accounts with or guarantee of any Indebtedness or other obligations of, any Unrestricted Subsidiary or Affiliate that is not a subsidiary of the Company, PROVIDED that (i) the term "Investment" shall not include any transaction that would otherwise constitute an Investment of the Company or a subsidiary of the Company to the extent that the consideration provided by the Company or such subsidiary in connection therewith shall consist of capital stock of the Company (other than Disqualified Stock) and (ii) the term "guarantee" shall not be interpreted to extend to a guarantee under which recourse is limited to the capital stock of an entity that is not a Restricted Subsidiary.

    "LIEN" means any lien, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature of a security interest and any agreement to give any security interest). A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under a conditional sale agreement, capital lease or other title retention agreement.

    "MANDATORILY REDEEMABLE PREFERRED STOCK" means the Company's Series H Redeemable Exchangeable Preferred Stock, Series M Redeemable Exchangeable Preferred Stock and any other series of capital stock of the Company that is Disqualified Stock outstanding at the time of issuance of the applicable series of Debt Securities and any series of preferred stock of the Company issued in exchange for, or the proceeds of which are used to repurchase, redeem, defease or otherwise acquire, all or any portion of the Series H Redeemable Exchangeable Preferred Stock, Series M Redeemable Exchangeable Preferred Stock or any other Mandatorily Redeemable Preferred Stock.

    "OPERATING CASH FLOW" means, for any period, the sum of the following for the Company and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (except for the amortization of deferred installation income which shall be excluded from the calculation of Operating Cash Flow for all purposes of the Indenture): (i) aggregate operating revenues minus (ii) aggregate operating expenses (including technical, programming, sales, selling, general and administrative expenses and salaries and other compensation, net of amounts allocated to Affiliates, paid to any general partner, director, officer or employee of the Company or any Restricted Subsidiary, but excluding interest, depreciation and amortization and the amount of non-cash compensation in respect of the Company's employee incentive stock programs for such period (not to exceed in the aggregate for any calendar year 7% of the Operating Cash Flow for the previous calendar year) and, to the extent otherwise included in operating expenses, any losses resulting from a write-off or write-down of Investments by the Company or any Restricted Subsidiary in Affiliates). For purposes of determining Operating Cash Flow, there shall be excluded all management fees until actually paid to the Company or any Restricted Subsidiary in cash.

    "PERMITTED LIENS" means the following types of, Liens:

        (a) Liens existing on the date of the applicable issuance date of Debt Securities of a series;

        (b) Liens on shares of the capital stock of an entity that is not a Restricted Subsidiary, which Liens solely secure a guarantee by the Company or a Restricted Subsidiary, or both, of Indebtedness of such entity;

        (c) Liens on Receivables and Related Assets (and proceeds thereof) securing only Indebtedness otherwise permitted to be incurred by a Securitization Subsidiary;

        (d) Liens on shares of the capital stock of a subsidiary of the Company securing Indebtedness under the Credit Agreement or any renewal of or replacement of the Credit Agreement;

        (e) Liens granted in favor of the Company or any Restricted Subsidiary;

        (f) Liens securing the Debt Securities;

        (g) Liens securing Acquired Indebtedness created prior to (and not in connection with or in contemplation of) the incurrence of such Indebtedness by the Company or a Restricted Subsidiary; PROVIDED that such Lien does not extend to any property or assets of the Company or any Restricted Subsidiary other than the assets acquired in connection with the incurrence of such Acquired Indebtedness;

        (h) Liens securing Interest Swap Obligations or "margin stock", as defined in Regulations G and U of the Board of Governors of the Federal Reserve System;

        (i) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other like Liens arising in the ordinary course of business of the Company or any Restricted Subsidiary and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings;

        (j) Liens for taxes, assessments, government charges or claims not yet due or that are being contested in good faith by appropriate proceedings;

        (k) zoning restrictions, easements, rights-of-way, restrictions and other similar charges or encumbrances or minor defects in title not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries;

        (l) Liens arising by reason of any judgment, decree or order of any court, arbitral tribunal or similar entity so long as any appropriate legal proceedings that may have been initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

        (m) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or similar legislation;

        (n) Liens securing the performance of bids, tenders, leases, contracts, franchises, public or statutory obligations, surety, stay or appeal bonds, or other similar obligations arising in the ordinary course of business;

        (o) Leases under which the Company or any Restricted Subsidiary is the lessee or the lessor;

        (p) purchase money mortgages or other purchase money liens (including without limitation any Capital Lease Obligations) upon any fixed or capital assets acquired after the applicable issuance date of Debt Securities of a series, or purchase money mortgages (including without limitation Capitalized Lease Obligations) on any such assets hereafter acquired or existing at the time of acquisition of such assets, whether or not assumed, so long as (i) such mortgage or lien does not extend to or cover any other asset of the Company or any Restricted Subsidiary and (ii) such mortgage or lien secures the obligation to pay the purchase price of such asset, interest thereon and other charges incurred in connection therewith (or the obligation under such Capitalized Lease Obligation) only;

        (q) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

        (r) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

        (s) Liens to secure other Indebtedness; PROVIDED, HOWEVER, that the principal amount of any Indebtedness secured by such Liens, together with the principal amount of any Indebtedness refinancing any Indebtedness incurred under this clause (s) as permitted by clause (t) below (and successive refinancings thereof), may not exceed 15% of the Company's Consolidated Net Tangible Assets as of the last day of the Company's most recently completed fiscal year for which financial information is available; and

        (t) any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (s); PROVIDED that any such extension, renewal or replacement shall be no more restrictive in any material respect than the Lien so extended, renewed or replaced and shall not extend to any additional property or assets.

    "RECEIVABLES AND RELATED ASSETS" means (i) accounts receivable, instruments, chattel paper, obligations, general intangibles, equipment and other similar assets, including interests in merchandise or goods, the sale or lease of which gives rise to the foregoing, related contractual rights, guarantees, insurance proceeds, collections, other related assets, (ii) equipment, (iii) inventory and
(iv) proceeds of all of the foregoing.

    "REFINANCING INDEBTEDNESS" means, with respect to any series of Senior Debt Securities, Indebtedness of the Company incurred to redeem, repurchase, defease or otherwise acquire or retire for value other Indebtedness that is subordinate in right of payment to such Senior Debt Securities, so long as any such new Indebtedness (i) is made subordinate to such Senior Debt Securities at least to the same extent as the Indebtedness being refinanced and (ii) does not have (x) an Average Life less than the Average Life of the Indebtedness being refinanced,
(y) a final scheduled maturity earlier than the final scheduled maturity of the Indebtedness being refinanced or (z) permit redemption at the option of the holder earlier than the earlier of (A) the final scheduled maturity of the Indebtedness being refinanced or (B) any date of redemption at the option of the holder of the Indebtedness being refinanced.

    "RESTRICTED PAYMENT" means, with respect to any series of Debt Securities,

        (a) any Stock Payment by the Company or a Restricted Subsidiary;

        (b) any direct or indirect payment to redeem, purchase, defease or otherwise acquire or retire for value, or permit any Restricted Subsidiary to redeem, purchase, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company that is subordinate in right of payment to such Debt Securities; PROVIDED, HOWEVER, that, with respect to any series of Senior Debt Securities, any direct or indirect payment to redeem, purchase, defease or otherwise acquire or retire for value, or permit any Restricted Subsidiary to redeem, repurchase, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness that is subordinate in right of payment to such Senior Debt Securities shall not be a Restricted Payment if either (i) after giving effect thereto, the ratio of the Senior Indebtedness of the Company and the Restricted Subsidiaries to Annualized Operating Cash Flow determined as of the last day of the most recent month for which financial information is available is less than or equal to 5 to 1 or (ii) such subordinate Indebtedness is redeemed, purchased, defeased or otherwise acquired or retired in exchange for, or out of, (x) the proceeds of a sale (within one year before or 180 days after such redemption, purchase, defeasance, acquisition or retirement) of Refinancing Indebtedness or capital stock of the Company or warrants, rights or options to acquire capital stock of the Company or (y) any source of funds other than the incurrence of Indebtedness; or

        (c) any direct or indirect payment to redeem, purchase, defease or otherwise acquire or retire for value any Disqualified Stock at its mandatory redemption date or other maturity date if and to the extent that Indebtedness is incurred to finance such redemption, purchase, defeasance or other acquisition or retirement; PROVIDED, HOWEVER, that the redemption, purchase, defeasance or other acquisition or retirement of Mandatorily Redeemable Preferred Stock at its mandatory redemption or other maturity date shall not be a Restricted Payment if and to the extent any Indebtedness incurred to finance all or a portion of the purchase or redemption price does not have a final scheduled maturity date, or permit redemption at the option of the holder thereof, earlier than the final scheduled maturity of such series of Debt Securities.

Notwithstanding the foregoing, Restricted Payments shall not include (x) payments by any Restricted Subsidiary to the Company or any other Restricted Subsidiary or (y) any Investment or designation of a Restricted Subsidiary as an Unrestricted Subsidiary permitted under the "Limitation on Investments in Unrestricted Subsidiaries and Affiliates" covenant.

    "RESTRICTED SUBSIDIARY" means any subsidiary of the Company, whether existing on the date of the applicable Indenture or created subsequent thereto, designated from time to time by the Company as a

"RESTRICTED SUBSIDIARY"; PROVIDED, HOWEVER, that no subsidiary that is not a Securitization Subsidiary can be or remain so designated unless (i) at least 67% of each of the total equity interest and the voting control of such subsidiary is owned, directly or indirectly, by the Company or another Restricted Subsidiary and (ii) such subsidiary is not restricted, pursuant to the terms of any loan agreement, note, indenture or other evidence of indebtedness, from (a) paying dividends or making any distribution on such subsidiary's capital stock or other equity securities or paying any Indebtedness owed to the Company or to any Restricted Subsidiary, (b) making any loans or advances to the Company or any Restricted Subsidiary or (c) transferring any of its properties or assets to the Company or any Restricted Subsidiary (it being understood that a financial covenant any of the components of which are directly impacted by the taking of the action (E.G., the payment of a dividend) itself (such as a minimum net worth test) would be deemed to be a restriction on the foregoing actions, while a financial covenant none of the components of which is directly impacted by the taking of the action (E.G., the payment of a dividend) itself (such as a debt to cash flow test) would not be deemed to be a restriction on the foregoing actions); and PROVIDED, FURTHER, that the Company may, from time to time, redesignate any Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the provisions of the "Limitation on Investments in Unrestricted Subsidiaries and Affiliates" covenant.

    "SECURITIZATION SUBSIDIARY" means a Restricted Subsidiary that is established for the limited purpose of acquiring and financing Receivables and Related Assets and engaging in activities ancillary thereto; PROVIDED that (i) no portion of the Indebtedness of a Securitization Subsidiary is guaranteed by or is recourse to the Company or any other Restricted Subsidiary (other than recourse for customary representations, warranties, covenants and indemnities, none of which shall relate to the collectibility of the Receivables and Related Assets) and (ii) none of the Company or any other Restricted Subsidiary has any obligation to maintain or preserve such Securitization Subsidiary's financial condition.

    "SENIOR INDEBTEDNESS" means, with respect to any Person, all principal of (premium, if any) and interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not a claim for post filing interest is allowed in such proceedings) with respect to all Indebtedness of such Person; PROVIDED that Senior Indebtedness shall not include (i) any Indebtedness of such Person that, by its terms or the terms of the instrument creating or evidencing such Indebtedness, is expressly subordinate in right of payment to the applicable series of Senior Debt Securities offered pursuant to such Prospectus Supplement,
(ii) any guarantee of Indebtedness of any subsidiary of such Person if recourse against such guarantee is limited to the capital stock or other equity interests of such subsidiary, (iii) any obligation of such Person to any subsidiary of such Person or, in the case of a Restricted Subsidiary, to the Company or any other subsidiary of such Person or, in the case of a Restricted Subsidiary, to the Company or any other subsidiary of the Company or (iv) any Indebtedness of such Person (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in any respect to any other Indebtedness or other obligation of such Person.

    "STOCK PAYMENT" means, with respect to any Person, the payment or declaration of any dividend, either in cash or in property (except dividends payable in common stock or common shares of capital stock of such Person), or the making by such Person of any other distribution, on account of any shares of any class of its capital stock, now or hereafter outstanding, or the redemption, purchase, retirement or other acquisition for value by such Person, directly or indirectly, of any shares of any class of its capital stock, now or hereafter outstanding, other than the redemption, purchase, defeasance or other acquisition or retirement for value of any Disqualified Stock at its mandatory redemption date or other maturity date.

    "UNRESTRICTED SUBSIDIARY" means any subsidiary of the Company which is not a Restricted Subsidiary.

CERTAIN COVENANTS OF THE COMPANY

    COVENANTS APPLICABLE TO ALL DEBT SECURITIES. Unless otherwise specified in the applicable Prospectus Supplement, the following covenants contained in the Indentures shall be applicable with respect to any series of Debt Securities:

    LIMITATION ON INDEBTEDNESS. The Indentures provide that the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly incur, create, issue, assume, guarantee or otherwise become liable for, contingently or otherwise, or become responsible for the payment of, contingently or otherwise, any Indebtedness (other than Indebtedness between or among any of the Company and Restricted Subsidiaries) unless, after giving effect thereto, the Cash Flow Ratio shall be less than or equal to 9 to 1.

    LIMITATION ON RESTRICTED PAYMENTS. The Indentures provide that, so long as any of the Debt Securities of such series remain outstanding, the Company will not, and will not permit any Restricted Subsidiary to, make any Restricted Payment if (a) at the time of such proposed Restricted Payment, a Default or Event of Default shall have occurred and be continuing or shall occur as a consequence of such Restricted Payment or (b) immediately after giving effect to such Restricted Payment, the aggregate of all Restricted Payments that shall have been made on or after July 1, 1988 would exceed the sum of:

        (i) $25,000,000, plus

        (ii) in amount equal to the difference between (A) the Cumulative Cash Flow Credit and (B) 1.2 multiplied by Cumulative Interest Expense.

    For purposes of the "Limitation on Restricted Payments" covenant, the amount of any Restricted Payment, if other than cash, shall be based upon fair market value as determined by the Board of Directors of the Company, whose good faith determination shall be conclusive.

    The foregoing provisions do not prevent: (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment complied with the above provisions; (ii) the retirement or redemption of any shares of the Company's capital stock or warrants, rights or options to acquire capital stock of the Company, in exchange for, or out of the proceeds of a substantially concurrent sale (within one year before or 180 days after such retirement, redemption, purchase or other acquisition) of, other shares of the Company's capital stock or warrants, rights or options to acquire capital stock of the Company; and (iii) the redemption of or payments of cash dividends on the Company's 8% Series C Cumulative Preferred Stock (the "Series C Preferred Stock") outstanding on January 1, 1995, which redemptions or dividends are provided for by the terms of the Series C Preferred Stock in effect on such date (or the redemption of or payment of cash dividends on any security of the Company issued in exchange for or upon the conversion of such Series C Preferred Stock; PROVIDED that the aggregate amount payable pursuant to the terms of such security is no greater than the aggregate amount payable pursuant to the terms of the Series C Preferred Stock). For purposes of determining the aggregate permissible amount of Restricted Payments in accordance with clause (b) of the first paragraph of this covenant, all amounts expended pursuant to clauses (i) and (iii) of this paragraph shall be included and all amounts expended or received pursuant to clause (ii) of this paragraph shall be excluded; PROVIDED, HOWEVER, that amounts paid pursuant to clause (i) of this paragraph shall be included only to the extent that such amounts were not previously included in calculating Restricted Payments.

    For the purposes of the foregoing provisions, the net proceeds from the issuance of shares of capital stock of the Company upon conversion of Indebtedness shall be deemed to be an amount equal to (i) the accreted value of such Indebtedness on the date of such conversion and (ii) the additional consideration, if any, received by the Company upon such conversion thereof, less any cash payment on account of fractional shares (such consideration, if in property other than cash, to be determined by the Board of Directors of the Company, whose good faith determination shall be conclusive). If the Company makes a Restricted Payment which, at the time of the making of such Restricted Payment, would in the good faith determination of the Company be permitted under the requirements of this covenant, such Restricted Payment shall be deemed to have been made in compliance with this covenant notwithstanding any subsequent adjustments made in good faith to the Company's financial statements affecting Cumulative Cash Flow Credit or Cumulative Interest Expense for any period.

    LIMITATION ON INVESTMENTS IN UNRESTRICTED SUBSIDIARIES AND AFFILIATES. The Indentures provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly (i) make any Investment or (ii) allow any Restricted Subsidiary to become an Unrestricted Subsidiary (a "redesignation of a Restricted Subsidiary"), in each case unless (a) no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence of such Investment or such redesignation of a Restricted Subsidiary, and (b) after giving effect thereto, the Cash Flow Ratio shall be less than or equal to 9:1.

    The foregoing provisions of this covenant shall not prohibit (i) any renewal or reclassification of any Investment existing on the date hereof or (ii) trade credit extended on usual and customary terms in the ordinary course of business.

    TRANSACTIONS WITH AFFILIATES. The Indentures provide that the Company shall not, and shall not permit any of its subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, an Affiliate of the Company that is not a subsidiary of the Company, having a value, or for consideration having a value, in excess of $10,000,000 individually or in the aggregate unless the Board of Directors of the Company shall make a good faith determination that the terms of such transaction are, taken as a whole, no less favorable to the Company or such subsidiary, as the case may be, than those which might be available in a comparable transaction with an unrelated Person. For purposes of clarification, this provision shall not apply to Restricted Payments or Permitted Restricted Payments permitted under "Limitation on Restricted Payments".

    COVENANTS APPLICABLE TO SENIOR DEBT SECURITIES. Unless otherwise specified in the applicable Prospectus Supplement, the following covenant contained in the Senior Indenture shall be applicable with respect to any series of Senior Debt
Securities:

    LIMITATION ON LIENS. The Senior Indenture provides that the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind, except for Permitted Liens, on or with respect to any of its property or assets, whether owned at the date of the Senior Indenture or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless (x) in the case of any Lien securing Indebtedness that is subordinated in right of payment to the Senior Debt Securities of the series offered pursuant to such Prospectus Supplement, the Senior Debt Securities of such series are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien and (y) in the case of any other Lien, the Senior Debt Securities of such series are equally and ratably secured.

    COVENANTS APPLICABLE TO SUBORDINATED DEBT SECURITIES. Unless otherwise specified in the applicable Prospectus Supplement, the following covenant contained in the Subordinated Indenture shall be applicable with respect to any series of Subordinated Debt Securities:

    LIMITATION ON SENIOR SUBORDINATED INDEBTEDNESS. The Subordinated Indenture provides that the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become liable for, contingently or otherwise, or become responsible for the payment of, contingently or otherwise, any Indebtedness which is both
(i) senior in right of payment to the Subordinated Debt Securities of the series offered pursuant to such Prospectus Supplement and (ii) expressly subordinate in right of payment to any other Indebtedness of the Company. For purposes of this covenant, Indebtedness is deemed to be senior in right of payment of the Subordinated Debt Securities of the series offered pursuant to such Prospectus Supplement if it is not subordinate in right of payment to Senior Indebtedness at least to the same extent as such Subordinated Debt Securities are subordinate to Senior Indebtedness.

    If so indicated in the applicable Prospectus Supplement with respect to a particular series of Debt Securities, the Company will be subject to the covenants described therein.

EVENTS OF DEFAULT

    The following are Events of Default under the Indentures with respect to Debt Securities of any series (unless they are inapplicable to such series of Debt Securities or they are specifically deleted in the supplemental indenture or Board Resolution under which such series of Debt Securities is issued or has been modified): (a) default for 30 days in payment of interest on any Debt Security; (b) default in payment of principal or premium, if any, of any Debt Security at maturity, upon acceleration, redemption or otherwise; (c) default in the deposit of any sinking fund payment when and as due; (d) failure to comply with any other covenant of agreement of the Company, continued for 60 days (or, with respect to certain covenants or agreements, 30 days) after written notice as provided in the Indentures; (e) a default or defaults under any mortgage, indenture or instrument which secures or evidences any Indebtedness for money borrowed or guaranteed by the Company or a Restricted Subsidiary in any aggregate amount of $10,000,000 or more (but excluding any Indebtedness for the deferred purchase price of property or services owed to the person providing such property or services as to which the Company or such Restricted Subsidiary is contesting its obligation to pay the same in good faith and by proper proceedings and for which the Company or such Restricted Subsidiary has established appropriate reserves) which result from the failure to pay such Indebtedness at final maturity or which have resulted in the acceleration of such Indebtedness; (f) the entry of a final judgment or final judgments for the payment of money by a court or courts of competent jurisdiction against the Company or any Restricted Subsidiary in an aggregate amount exceeding $10,000,000 which remain undischarged and unbonded for a period (during which execution shall not be effectively stayed) of 60 days or as to which an enforcement proceeding has been commenced by any creditor; (g) certain events of bankruptcy, insolvency or reorganization; and (h) any other Event of Default as may be specified for such series.

    If an Event of Default (other than as specified in (g) above) shall occur and be continuing under the Indenture applicable to any series of Debt Securities, either the Trustee with respect to such series or the Holders of not less than 25% in aggregate principal amount of the outstanding Debt Securities of such series by written notice to the Company (and to the Trustee if such notice is given by the Holders) and, in the case of Subordinated Debt Securities, the agents, if any, under the Credit Agreement, may declare all the unpaid principal, premium, if any, and interest on the Debt Securities of such series to be due and payable as provided in the applicable Indenture. Upon a declaration of acceleration with respect to a series outstanding under the applicable Indenture (or of all series, as the case may be), such principal, premium, if any, and accrued interest shall be due and payable upon the first to occur of an acceleration under the Credit Agreement or ten days after receipt by the Company and, in the case of Subordinated Debt Securities, the agents, if any, under the Credit Agreement, of such written notice. No action on the part of the Trustee or any Holder of the Debt Securities of any series is required for such acceleration if an Event of Default specified in (g) above shall occur and be continuing. The Holders of at least a majority in principal amount of the Debt Securities of any series then outstanding may rescind an acceleration and its consequences if (i) all existing Events of Default, other than the non-payment of principal of, premium, if any, or interest on the Debt Securities of such series which have become due solely because of the acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. A declaration of acceleration because of an Event of Default specified in clause (e) of the preceding paragraph would be automatically annulled if the Indebtedness referred to therein were discharged, or the Holders thereof rescinded their declaration of acceleration referred to therein, within 30 days after the acceleration of the Debt Securities of such series and no other Event of Default had occurred and not been cured or waived during such period. The Holders of a majority in principal amount of the Debt Securities of any series outstanding also have the right to waive certain past defaults under the Indentures.

    No Holder of Debt Securities of any series issued under the Indentures has any right to institute any proceeding with respect to such Indenture or for any remedy thereunder, unless (i) such Holder has previously given to the Trustee written notice of a continuing Event of Default under the applicable Indenture,
(ii) with respect to certain Events of Default designated in the Prospectus Supplement related to a series of Debt Securities, the Holders of at least 25% in principal amount of the outstanding Debt Securities of such series issued thereunder have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as Trustee under the applicable Indenture, and (iii) with respect to certain Events of Default designated in the Prospectus Supplement related to a series of Debt Securities, the Trustee with respect to that series has not received from the Holders of a majority in principal amount of the outstanding Debt Securities of such series a direction inconsistent with such request and the Trustee has failed to institute such proceeding within 60 days after receipt of such notice. Such limitations do not apply, however, to a suit instituted by a Holder of a Debt Security of a series for the enforcement of payment of the principal of or premium, if any, or interest on such Debt Security on or after the respective due dates expressed in such Debt Security.

    During the existence of an Event of Default, the applicable Trustee is required to exercise such rights and powers vested in it under the related Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the applicable Indenture relating to the duties of the Trustee thereunder, in case an Event of Default shall occur and be continuing, the Trustee is not under any obligation to exercise any of its rights or powers under such Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable security or indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in principal amount of the outstanding Debt Securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust of power conferred on the Trustee under the applicable Indenture.

    The Company is required to furnish to each Trustee an annual statement as to the performance by the Company of its obligations under the applicable Indenture, and as to any default in such performance.

SATISFACTION AND DISCHARGE OF THE INDENTURES AND THE DEBT SECURITIES

    The Indentures will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of Debt Securities of any series outstanding under the applicable Indenture, as expressly provided for therein) as to such series when either (i) all Debt Securities of such series outstanding thereunder theretofore authenticated and delivered (except for lost, stolen or destroyed Debt Securities of such series which have been replaced or paid) have been delivered to the applicable Trustee for cancellation and the Company has paid all sums payable by it under the related Indenture or (ii) all Debt Securities of such series not theretofore delivered to the Trustee for cancellation (a) have become due and payable, or (b) will become due and payable within one year, or (c) are to be called for redemption within one year, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay the entire indebtedness on the Debt Securities of such series not theretofore delivered to the Trustee for cancellation, for principal (and premium, if any) and interest to the date of deposit (if the Debt Securities of such series are then due and payable) or to the applicable maturity or redemption date (as the case may be), and the Company has paid all sums payable by it under the applicable Indenture.

MODIFICATION AND WAIVER

    Modifications and amendments of the applicable Indenture or the Debt Securities of any series may be made by the Company and the applicable Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of such series; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the Holder of each outstanding Debt Security of such series, (i) change the stated maturity of the principal of, or premium, if any, or any installment of interest on, any Debt Securities of such series, (ii) reduce the principal amount of, or the premium, if any, or interest on, the Debt Securities of such series, (iii) change the coin or currency in which any Debt Securities of such series or any premium or the interest thereon is payable, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to the Debt Securities of such series, (v) reduce the percentage in principal amount of outstanding Debt Securities of such series necessary to waive compliance with certain provisions of the applicable Indenture or to waive certain defaults,
(vi) modify any of the provisions relating to supplemental indentures requiring the consent of Holders or relating to the waiver of past defaults, except to increase the percentage of outstanding Debt Securities of such series required for such actions or to provide that certain other provisions of the applicable Indenture cannot be modified or waived without the consent of the Holder of each Debt Security of such series affected thereby, or (vii) modify any of the provisions of the Indenture applicable to a series of Subordinated Debt Securities relating to the subordination of the Subordinated Debt Securities of such series in a manner adverse to the Holders thereof.

    The Holders of a majority in aggregate principal amount of the Debt Securities of any series then outstanding under any Indenture may waive compliance with certain restrictive covenants and provisions of such Indenture.

CONSOLIDATION, MERGER AND SALE OF ASSETS

    The Company may not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any Person, unless: (i) the entity formed by such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or disposition shall have been made shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia, and shall assume by a supplemental indenture all the obligations of the Company under the Outstanding Debt Securities and the Indentures; (ii) immediately before and immediately after such transaction, after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; and (iii) immediately after such transaction, and after giving effect thereto, the Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease or conveyance or disposition shall have been made shall have a Cash Flow Ratio not in excess of 9 to 1.

DEFEASANCE

    Unless the Prospectus Supplement relating to the Offered Debt Securities otherwise provides, the Company at its option at any time may terminate all of its obligations with respect to the Debt Securities of any series ("defeasance"), except for certain obligations, including those regarding the Defeasance Trust (as defined below) and obligations to register the transfer or exchange of the Debt Securities of such series, to replace mutilated, destroyed, lost or stolen Debt Securities of such series and to maintain agencies in respect of the Debt Securities of such series. The Company may also at any time terminate its obligations under the covenants set forth in the applicable Indenture, which are described under "Certain Covenants of the Company", and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Debt Securities of such series ("covenant defeasance").

    In order to exercise either defeasance or covenant defeasance, (i) the Company must irrevocably deposit in trust, for the benefit of the Holders, with the applicable Trustee money or U.S. government obligations, or a combination thereof, in such amounts as will be sufficient to pay the principal of and premium, if any, and interest on the Debt Securities of such series to redemption or maturity (the "Defeasance Trust"), (ii) the Company must deliver opinions of counsel to the effect that such Holders will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws),
(iii) the Company must comply with certain other conditions, and (iv) in the case of Subordinated Debt Securities, no event or condition shall exist that, pursuant to certain provisions described under "Subordination of Subordinated Debt Securities" below, would prevent the Company from making payments of principal of and premium, if any, and interest on the Debt Securities of such series at the date of the irrevocable deposit referred to above or at any time during the period ending on the 91st day after such deposit date.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

    Unless otherwise indicated in the Prospectus Supplement, the following provisions will apply to the Subordinated Debt Securities.

    The indebtedness represented by the Subordinated Debt Securities is subordinated in right of payment to the prior payment in full of all Senior Indebtedness.

    Upon the maturity of any Senior Indebtedness, by lapse of time, acceleration or otherwise, or upon any payment default (with or without the giving of notice or lapse of time or both in accordance with the terms of the instrument governing such Senior Indebtedness, and without any waiver or forgiveness) with respect to any Senior Indebtedness, all obligations with respect to such Senior Indebtedness must first be paid in full, or such payment duly provided for, before any payment is made with respect to the Subordinated Debt Securities of any series or before any acquisition of Subordinated Debt Securities of any series by the Company.

    Upon (i) a default with respect to any Senior Indebtedness (other than under circumstances when the terms of the previous paragraph are applicable), as such default is defined therein or in the instrument under which it is outstanding, permitting the holders of Senior Indebtedness to accelerate the maturity thereof, and (ii) written notice thereof ("Default Notice") giving to the Company and the Subordinated Trustee by the agent or agents under the Credit Agreement, then, unless and until such default shall have been cured or waived by the holders of such Senior Indebtedness or shall have ceased to exist, no direct or indirect payment may be made by the Company with respect to the principal of, premium, if any, or interest on the Subordinated Debt Securities (other than payments made in Junior Securities) or to acquire any of the Subordinated Debt Securities or on account of the redemption provisions of the Subordinated Debt Securities (except mandatory redemption payments made, in accordance with the terms of the Subordinated Debt Securities, in Subordinated Debt Securities acquired by the Company before the Default Notice): PROVIDED, HOWEVER, that such provision shall not prevent the making of any payment (which is not otherwise prohibited by the previous paragraph) for more than 120 days after the Default Notice shall have been given unless the Senior Indebtedness in respect of which such event of default exists has been declared due and payable in its entirety, in which case no such payment may be made until such acceleration has been rescinded or annulled or such Senior Indebtedness has been paid in full. Notwithstanding the foregoing, not more than one Default Notice may be given with respect to Senior Indebtedness within a period of 240 consecutive days.

    The Subordinated Indenture will provide that, upon any payment by or distribution of the assets of the Company to creditors upon any dissolution, winding up, liquidation bankruptcy, reorganization, assignment for the benefit of creditors, or any insolvency, receivership or similar proceeding relating to the Company, all Senior Indebtedness must be paid in full, or such payment duly provided for, before any payment or distribution (other than in Junior Securities) is made on account of the principal of or premium, if any, or interest on the Subordinated Debt Securities of any series.

    By reason of such subordination, in the event of liquidation or insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than other creditors of the Company and creditors of the Company who are not holders of Senior Indebtedness or of the Subordinated Debt Securities may recover more, ratably, than the Holders of the Subordinated Debt Securities.

    A Holder of Subordinated Debt Securities by his acceptance of Subordinated Debt Securities agrees to be bound by such provisions and authorizes and expressly directs the Subordinated Trustee, on his behalf to take such action as may be necessary or appropriate to effectuate the subordination provided for in the Subordinated Indenture and appoints the Subordinated Trustee his attorney-in-fact for such purpose.

    The Subordinated Indenture does not limit or prohibit the incurrence of additional Senior Indebtedness, which may include indebtedness that is senior to the Subordinated Debt Securities, but subordinate to other obligations of the Company. The Senior Debt Securities, when issued, will constitute Senior Indebtedness.

    The Prospectus Supplement may further describe the provisions, if any, applicable to the subordination of the Subordinated Debt Securities of a particular series.

GOVERNING LAW

    The Indentures and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

REGARDING THE TRUSTEES

    The Indentures contain certain limitations on the right of the respective Trustees, should they become a creditor of the Company, to obtain payment of claims in certain cases, or to realize for their own accounts on certain property received in respect of any such claim as security or otherwise. The Trustees will be permitted to engage in certain other transactions; however, if they acquire any conflicting interest and there is a default under the Debt Securities, they must eliminate such conflict or resign.

    Any Trustee may resign or be removed with respect to one or more series of Debt Securities and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the related Indenture separate and apart from the trust administered by any other such Trustee, and any action described herein to be taken by the "Trustee" may then be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee.

                              PLAN OF DISTRIBUTION

    The Company may sell the Debt Securities to one or more underwriters for public offering and sale by them or may sell the Debt Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Debt Securities will be named in the related Prospectus Supplement. The Company has reserved the right to sell the Debt Securities directly to investors on its own behalf in those jurisdictions where it is authorized to do so.

    Underwriters may offer and sell the Debt Securities at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company also may, from time to time, authorize dealers, acting as the Company's agents, to offer and sell the Debt Securities upon such terms and conditions as set forth in the related Prospectus Supplement. In connection with the sale of the Debt Securities, underwriters may receive compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Debt Securities for whom they may act as agent. Underwriters may sell the Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agents.

    Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of the Debt Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the related Prospectus Supplement. Dealers and agents participating in the distribution of the Debt Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Debt Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution towards certain civil liabilities, including any liabilities under the Securities Act.

    Until the distribution of the Debt Securities is completed, rules of the Commission may limit the ability of the Underwriters to bid for and purchase the Debt Securities. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Debt Securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Debt Securities. If the Underwriters create a short position in the Debt Securities in connection with the offering, I.E., if they sell more Debt Securities than are set forth on the cover page of the applicable Prospectus Supplement, the Underwriters may reduce that short position by purchasing Debt Securities in the open market. The Underwriters may also impose a penalty bid on certain Underwriters. This means that if the Underwriters purchase the Debt Securities in the open market to reduce the Underwriters' short position or to stabilize the price of the Debt Securities, they may reclaim the amount of the selling concession from the Underwriters who sold those shares as part of the offering. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

    Any Debt Securities issued hereunder will be new issues of securities with no established trading market. Any underwriters or agents to or through whom such Debt Securities are sold by the Company for public offering and sale may make a market in such Debt Securities, but such underwriters or agents will not be obligated to do so and may discontinue any market at any time without notice. No assurance can be given as to the liquidity of the trading market for any such Debt Securities.

    Certain of the underwriters, dealers or agents and their associates may engage in transactions with, and perform services for, the Company and certain of its affiliates in the ordinary course of business.

                        VALIDITY OF THE DEBT SECURITIES

    The validity of any Debt Securities issued hereunder will be passed upon for the Company by Sullivan & Cromwell, New York, New York, counsel to the Company. The validity of any Debt Securities issued hereunder will be passed upon for any underwriters by Shearman & Sterling, New York, New York.

                                    EXPERTS

    The consolidated financial statements and schedule of the Company and its subsidiaries as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 that are incorporated in this Prospectus by reference have been incorporated herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of A-R Cable Services, Inc. and its subsidiaries as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 that are incorporated in this Prospectus by reference have been incorporated herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    It is expected that the following expenses (all of which will be paid by the Company) will be incurred in connection with the registration and distribution of the Securities:

Securities and Exchange Commission filing fee.....................  $ 303,031
Blue Sky fees and expenses........................................      *
Legal fees and expenses...........................................      *
Accounting fees and expenses......................................      *
Printing and Engraving Expenses...................................      *
Trustee's and Depositary's Fees and Expenses......................      *
Rating Agency Fees................................................      *
Miscellaneous.....................................................      *
                                                                    ---------
      Total.......................................................  $   *
                                                                    ---------
                                                                    ---------

- ------------------------

*   To be completed by amendment.

    All of these expenses except the Securities and Exchange Commission filing fee represent estimates only.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation--a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

    The first paragraph of Article Ninth of the Company's Certificate of Incorporation provides:

        The corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, or by any successor thereto, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. Such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

    Article VIII of the By-Laws of the Company provides:

        A. The corporation shall indemnify each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or alleged action in any other capacity while serving as a director, officer, employee or agent, to the maximum extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred by such person in connection with such proceeding. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; PROVIDED that, if the Delaware General Corporation Law so requires, the payment of such expenses incurred by a director or officer in advance of the final disposition of a proceeding shall be made only upon receipt by the corporation of an undertaking by or on behalf of such person to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this Article or otherwise.

        B. The right to indemnification and advancement of expenses conferred on any person by this Article shall not limit the corporation from providing any other indemnification permitted by law nor shall it be deemed exclusive of any other right which any such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

        C. The corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

    The Company has entered into indemnification agreements with certain of its officers and directors indemnifying such officers and directors from and against certain expenses, liabilities or other matters referred to in or covered by
Section 145 of the Delaware General Corporation Law. The Company has also entered into an agreement with Charles F. Dolan ("Mr. Dolan"), the Chairman of the Company, pursuant to which Mr. Dolan has agreed to guarantee the Company's obligation to indemnify its officers and directors to the fullest extent permitted by Delaware law. In addition, subject to certain limitations, Mr. Dolan has agreed to indemnify such officers and directors against any loss or expense such person may incur in connection with any transaction involving Mr. Dolan or entities affiliated with Mr. Dolan to the extent indemnification is not provided by the Company. Any payment required to be made by Mr. Dolan pursuant to such agreement will be reduced by any proceeds of insurance or reimbursement under any other form of indemnification reimbursement available to such officer or director. The Company maintains directors' and officers' liability insurance.

    Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or
(iv) for any transaction from which the director derived an improper personal benefit. The second paragraph of Article Ninth of the Company's Certificate of Incorporation provides for such limitation of liability.

ITEM 16. EXHIBITS.

     *1.1         --  Form of Underwriting Agreement for Debt Securities
    **4.1         --  Form of Senior Indenture between the Company and The Bank of New York as Senior
                      Trustee
    **4.2         --  Form of Subordinated Indenture between the Company and The Bank of New York as
                      Subordinated Trustee
      4.3         --  Form of Debt Security (included in Senior Indenture and Subordinated Indenture)
     *5.1         --  Opinion of Robert S. Lemle, Executive Vice President, General Counsel and Secretary
     12.1         --  Computation of Ratio of Earnings to Fixed Charges
    *23.1         --  Consent of Robert S. Lemle, Executive Vice President, General Counsel and Secretary
                      (contained in Exhibit 5.1)
     23.2         --  Consent of KPMG Peat Marwick LLP
       24         --  Powers of Attorney (included on pages II-5 to II-6)
    *25.1         --  Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New
                      York, as Trustee under the Indentures

- ------------------------

* To be filed as an exhibit to a Current Report on Form 8-K subsequent to the effectiveness of this Registration Statement, in accordance with Item 601(b)(1) of Regulation S-K.

**  To be filed by amendment.

ITEM 17. UNDERTAKINGS.

        The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

           PROVIDED, HOWEVER, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

           (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the provisions described in Item 15 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Oyster Bay and the State of New York, on the 8th day of September, 1997.

                                CABLEVISION SYSTEMS CORPORATION

                                BY:  /S/ WILLIAM J. BELL
                                     -----------------------------------------
                                     Name: William J. Bell
                                     Title: Vice Chairman

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William J. Bell, Robert S. Lemle and Barry J. O'Leary, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement, and file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this report has been signed below by the following persons in the capacities and on September 8, 1997.

          Signature                        Title
- ------------------------------  ---------------------------

      /s/ JAMES L. DOLAN        Chief Executive Officer and
- ------------------------------    Director (Principal
        James L. Dolan            Executive Officer)

     /s/ WILLIAM J. BELL        Vice Chairman and Director
- ------------------------------    (Principal Financial
       William J. Bell            Officer)

   /s/ ANDREW B. ROSENGARD      Senior Vice President and
- ------------------------------    Controller (Principal
     Andrew B. Rosengard          Accounting Officer)

     /s/ CHARLES F. DOLAN       Chairman of the Board of
- ------------------------------    Directors
       Charles F. Dolan

    /s/ MARC A. LUSTGARTEN      Vice Chairman and Director
- ------------------------------
      Marc A. Lustgarten

      /s/ ROBERT P. MAY         Chief Operating Officer and
- ------------------------------    Director
        Robert P. May

     /s/ ROBERT S. LEMLE        Executive Vice President,
- ------------------------------    General Counsel,
       Robert S. Lemle            Secretary and Director

     /s/ SHEILA A. MAHONY       Senior Vice President and
- ------------------------------    Director
       Sheila A. Mahony

        /s/ JOHN TATTA          Director and Chairman of
- ------------------------------    the Executive Committee
          John Tatta

     /s/ PATRICK F. DOLAN       Director
- ------------------------------
       Patrick F. Dolan

 /s/ FRANCIS F. RANDOLPH, JR.   Director
- ------------------------------
   Francis F. Randolph, Jr.

                                Director
- ------------------------------
      Charles D. Ferris

    /s/ RICHARD H. HOCHMAN      Director
- ------------------------------
      Richard H. Hochman

                                Director
- ------------------------------
       Victor Oristano

                                Director
- ------------------------------
         Vincent Tese

                                 EXHIBIT INDEX

 EXHIBITS                                                                                                            PAGE NO.
- -----------                                                                                                       ---------------
       *1.1         --  Form of Underwriting Agreement for Debt Securities

      **4.1         --  Form of Senior Indenture between the Company and The Bank of New York, as Senior Trustee

      **4.2         --  Form of Subordinated Indenture between the Company and The Bank of New York, as
                          Subordinated Trustee

        4.3         --  Forms of Debt Security (included in Senior Indenture and Subordinated Indenture)

       *5.1         --  Opinion of Robert S. Lemle, Executive Vice President, General Counsel and Secretary

       12.1         --  Computation of Ratio of Earnings to Fixed Charges

      *23.1         --  Consent of Robert S. Lemle, Executive Vice President, General Counsel and Secretary
                          (contained in Exhibit 5.1)

       23.2         --  Consent of KPMG Peat Marwick LLP

       24           --  Powers of Attorney (included on pages II-5 to II-6)

      *25.1         --  Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of
                          New York, as Trustee under the Indenture

- ------------------------

* To be filed as an exhibit to a Current Report on Form 8-K subsequent to the effectiveness of this Registration Statement, in accordance with Item 601(b)(1) of Regulation S-K.

**  To be filed by amendment.